EXHIBIT 5

DALE A. ROCHELEAU, ESQ.
SENIOR VICE PRESIDENT, GENERAL COUNSEL
  AND CORPORATE SECRETARY
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
77 GROVE STREET
RUTLAND, VERMONT 05701

August 8, 2008

Re:           Form S-8 Registration Statement

I am General Counsel of Central Vermont Public Service Corporation, a Vermont corporation (the "Company"), and I am familiar with its respective businesses, affairs and corporate proceedings.  I am familiar with the proceedings taken in connection with the proposed registration by the Company of 100,000 additional shares of its Common Stock, par value $6.00 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the "Commission") on the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The additional shares of Common Stock are to be issuable under the Company's Omnibus Stock Plan (the "Plan").

In rendering the opinions hereinafter expressed, I have examined originals or copies certified or otherwise identified to my satisfaction of all such records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed necessary as a basis of the opinions expressed below.  In my examination, I have assumed (and have not verified) (i) that the signatures on all documents which I have examined are genuine, (ii) the authenticity of all documents submitted to me as originals and (iii) the conformity with authentic original documents of all documents submitted to me as copies.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications of officers of the Company and other appropriate persons.

Based on the foregoing, and having regard to legal considerations I deem relevant, I am of the opinion that when said shares of Common Stock have been registered under the Act and when said shares of Common Stock have been issued as provided under the Plan, said shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the general corporate law of the State of Vermont, and I do not express any opinion as to the laws of any other jurisdiction.

I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to the use of my name wherever it appears in the Registration Statement and any further amendments thereto.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Dale A. Rocheleau

Dale A. Rocheleau